POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Gary B. Godfrey and Robert K. Bench, and each of them, as his true and lawful attorney in fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney in fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.
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